Exhibit 99.1

Potlatch Corporation 601 West First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release
For immediate release
Contact:

(Investors)	(Media)
Jerry Richards 509-835-1521	Mark Benson 509-835-1513

Potlatch Completes Timberland Acquisition and Board Increases Dividend 7%
SPOKANE, Wash.–December 8, 2014–Potlatch Corporation (NASDAQ: PCH) announced today that it has closed the previously announced purchase of approximately 201,000 acres of timberlands in Alabama and Mississippi from affiliates of Resource Management Service, LLC for $384 million. The transaction was first announced on October 20, 2014.
Potlatch also announced that its Board of Directors has declared a dividend of $0.375 per share payable December 31, 2014 to stockholders of record on December 16, 2014. This is a 7 percent increase relative to the prior quarterly dividend of $0.35 per share.
The timberland acquisition was financed using cash and $310 million of new long-term debt. Moody’s confirmed our Baa3 investment grade debt rating with a stable outlook earlier this week.
"We are very pleased to complete the acquisition of high quality timberlands in Alabama and Mississippi," said Michael Covey, chairman and chief executive officer. "Because we expect the acquisition to be immediately accretive to funds available for distribution and our performance continues to be strong, we are increasing our dividend a second time, or more than 20 percent, since the third quarter of 2013. Our goal remains to grow the dividend sustainably over time," concluded Mr. Covey.
ABOUT POTLATCH
Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.6 million acres of timberland in Alabama, Arkansas, Idaho, Minnesota and Mississippi. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary. For more information about the company, visit our website at www.potlatchcorp.com.
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